Exhibit 10.2

SECURITY RESEARCH ASSOCIATES, INC.

February 29, 2008

Gerard T. Feeney

Chief Financial Officer

Wave Systems Corp.

480 Pleasant Street

Lee, MA 01238

Dear Mr. Feeney:

We are pleased to confirm the arrangements under which Security Research Associates, Inc. (“SRA”) is engaged by Wave Systems Corp. (the “Company”) as non-exclusive placement agent on a “best-efforts” basis in connection with one or more equity financing transactions to be completed by the Company (a “Financing”).  The term of this Agreement shall extend to March 7, 2008 (the “Term”).

During the term of our engagement, we will provide you with assistance in connection with the Financing, which may include performing valuation analyses and assisting you in negotiating the financial aspects of the transaction.  During the term of our engagement, we will also identify and contact potential investors for the Company (the “SRA Investors”).

In the event the Financing is consummated, the Company agrees to pay to SRA a transaction fee (the “Transaction Fee”) consisting of (i) 6% (six percent) of the gross proceeds from the Financing received by the Company at closing, and (ii) 18 month warrants to acquire a number of shares of the Company’s Common Shares equal to 6% (six percent) of the aggregate gross proceeds from the Financing received by the Company divided by the price per share of the Company’s securities paid by all of the investors in the Financing received by the Company at closing (the “SRA Warrants”).  The warrants will not be exercisable for a period of 180 days following the closing.  There will be no Transaction Fees or Warrants issued to SRA on the exercise of Warrants by Investors.

The SRA Warrants issued to SRA pursuant to this agreement will have a “cashless exercise” provision and will have an exercise price which will be priced at market value at the time of closing and the underlying shares will be fully registered and issued from the Company’s shelf.  Notwithstanding the above to the extent that the Company places its securities with SRA’s Investors, the Company will provide the same rights to SRA with respect to the Warrants as the rights granted by the Company to the SRA Investors.

The SRA Warrants received by SRA from the Company pursuant to this agreement shall be subject to a lock-up restriction which complies with NASD Conduct Rule 2710(g)(1). The SRA warrants shall not be sold by SRA during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering of the Company’s stock, except as provided in NASD Conduct Rule 2710(g) (2).

If the Company, in lieu of or in addition to a Financing or a Financing Commitment, enters into a transaction, during the term of this Agreement or within 6 months of the termination of this Agreement, pursuant to which the Company sells or licenses to SRA Investors any of the Company’s divisions, business segments or material assets, (“Asset Sale”) the Company will, so long as the Asset Sale occurs

SECURITY RESEARCH ASSOCIATES, INC.

80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA  94939 / Phone: 415-925-0346 / Fax: 415-925-0264 / www.sracap.com

Exhibit 10[1].2 WAVX SRA Engagement letter 022908c execution.doc      CONFIDENTIAL

as a result of SRA’s efforts, pay to SRA an Asset Sale Fee equal to two and a half percent (2.5%) of the value attributable to the deal (the acquisition price). The Asset Sale Fee shall be paid upon consummation of the transaction.  Upon the termination or expiration of this Agreement, SRA and the Company shall agree to a list of SRA Investors introduced to the Company by SRA pursuant hereto.

Subject to applicable laws, rules and regulations, the Company agrees to provide all information and documents reasonably required to permit the SRA Investors to make an informed investment decision with respect to an investment in the Company. Such information and documents shall be provided at the cost of the Company.

The Company also agrees to reimburse SRA periodically, upon request, or upon termination of our services pursuant to this letter (the “Agreement”), for our reasonable and reasonably documented out-of-pocket expenses, incurred in connection with our financial advisory services and the Financing, including the reasonable fees and expenses of legal counsel, travel expenses and printing. All such out-of-pocket fees and expenses shall not exceed a combined aggregate amount of $10,000.

Please note that any written or oral opinion or advice provided by SRA in connection with our engagement is exclusively for the information of the Board of Directors and senior management of the Company, and may not be disclosed to any third party (other than the Company’s legal, accounting or other advisors, who shall have been instructed with respect to the confidentiality of such advice) or circulated or referred to publicly without our prior written consent, except as to the extent required by law, judicial or administrative process or regulatory demand.

The Company or SRA shall be entitled to terminate this Agreement before the end of the agreement Term on written notice to the other party at the address set forth for such party on the signature page hereof.  In the event of the termination of this Agreement, SRA shall be entitled to be paid its existing reasonable out-of-pocket expenses subject to the terms described above.  The confidentiality provisions of this Agreement shall be unaffected by the termination of this agreement.  The Company shall not be obligated to reimburse any expenses incurred by SRA or its advisors with respect to activities undertaken after notification of termination is given.  In the event this Agreement is terminated and prior to the expiration of 6 (six) months from the date of such termination, an agreement is entered into by the Company with respect to any transaction contemplated by this agreement with any SRA Investors, SRA will be entitled to the Transaction Fee set forth above, including transactions involving the sale of the company, its divisions or its material assets.  Upon the termination or expiration of this Agreement, SRA and the Company shall agree to a list of SRA Investors introduced to the Company by SRA pursuant hereto.

SRA is an independent contractor and placement agent of the Company. SRA will not have any right or authority to bind the Company or otherwise create any obligations of any kind on behalf of the Company and will make no representation to any third party to the contrary.

During the term of this Agreement and thereafter, each of the Company and SRA agrees to keep confidential and not disclose to any third party any confidential information of the other party, and to use such confidential information only in connection with the engagement hereunder; provided, however, the foregoing will not prohibit disclosures (i) to the parties’ employees, agents and other representatives to the extent necessary to enable the Company or SRA to perform its responsibilities under this

Agreement, (ii) to the extent required by law, judicial or administrative process or regulatory demand, or (iii) with respect to matters which become public other than by the actions of the disclosing party hereunder. This section will survive the termination of this Agreement for a period of five years.

Each of the Company and SRA agrees that in connection with any Financing intended to qualify for the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 4(2) of the Act, the Company and SRA shall limit offers to sell, and solicitations of offers to buy, securities of the Company in connection with the Financing to persons reasonably believed by it to be “qualified institutional buyers” as such term is defined in Rule 144A under the Act or “accredited investors” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.

Each of the Company and SRA agrees that any offers it makes in connection with the Financing will be made only to prospective purchasers on an individual basis and that it will not engage in any form of general solicitation or general advertising (within the meaning of Rule 502 under the Act) in connection with the Financing.  Each of the Company and SRA agrees to conduct the Financing in a manner intended to comply with the registration or qualification requirements, or available exemptions there from, under applicable state “blue sky” laws and applicable securities laws of other jurisdictions.

The Company may decline to consummate the Financing with any prospective purchaser in the Company’s sole discretion.

The Company agrees to:

(a)                                  Indemnify and hold SRA harmless against any and all losses, claims, damages or liabilities to which SRA may become subject arising out of or in connection with any of the services rendered by SRA pursuant to this Agreement, unless such losses, claims, damages or liabilities resulting  from the gross negligence or willful misconduct of SRA or a breach of this agreement by SRA; and

(b)                                 Reimburse SRA periodically for reasonable legal or other expenses incurred by SRA in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by SRA pursuant to this Agreement (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); it being understood however that the Company shall have no obligation to reimburse SRA for any such expenses and SRA shall immediately repay any such reimbursements by the Company in the event any losses, claims, damages or liabilities are finally judicially determined to have resulted from the gross negligence or willful misconduct of SRA or a breach of this agreement by SRA.

The Company agrees that the indemnification and reimbursement commitments set forth in this document shall apply whether or not SRA is a formal party to any lawsuits, arbitrations, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or agent of SRA (each, with SRA, an

“Indemnified Person”).  In the event an Indemnified Person is made a formal party to a lawsuit, claim or other proceeding arising out of or in connection with any of the services rendered by SRA pursuant to this Agreement, and the Company takes over the defense of such action for an Indemnified Person, the Company further agrees that it will not, without such Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld, enter into any settlement of a lawsuit, claim or other proceeding arising out of or in connection with the transaction unless such settlement includes an express and unconditional release from the party bringing the lawsuit, claim or other proceeding of all Indemnified Persons.  With respect to the immediately preceding sentence, in the event an Indemnified Person reasonably withholds their consent to a settlement, the Indemnified Person shall be responsible for all subsequent costs and expenses arising out of the defense of the Indemnified Person.

The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their selection in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, provided that, in connection with any one action or proceeding, the Company shall not be responsible for the fees and expenses of more than one separate law firm or individual attorney in any one jurisdiction for all Indemnified Persons.

Any dispute arising out of this Agreement shall be resolved in an arbitration conducted pursuant to the rules of the National Association of Securities Dealers, Inc. in New York, NY.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Agreement, which shall become a binding agreement upon our receipt. We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,

Brian G. Swift, Chairman and CEO

Agreement Confirmed by:

Security Research Associates, Inc.		Wave Systems Corp.
80 E. Sir Francis Drake Boulevard, Suite 3F		480 Pleasant Street
Larkspur, CA 94939		Lee, MA 01238

By:	/s/ David N. Olson	By:	/s/ Gerard T. Feeney
	David N. Olson	Mr. Gerard T. Feeney
	Managing Director	Chief Financial Officer
Date: 2/29/08		Date: 2/29/08